Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CBIZ, Inc.:
We consent to the incorporation by reference in the registration statement Nos. 333-35049, 333-74647 and 333-62148 on Form S-8; Nos. 333-64109, 333-76179, 333-27825 and 333-135912 on Form S-3; Nos. 333-15413, 333-46687, 333-90749 and 333-40331 on Form S-3, as amended; and Nos. 333-40313 and 333-81039 on Form S-4, as amended, of CBIZ, Inc. and Subsidiaries (Company) of our reports dated March 15, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Company.
Our report relating to the consolidated financial statements states that the Company changed its method of accounting for share-based compensation awards and its method for quantifying errors as of January 1, 2006.

/s/ KPMG
Cleveland, Ohio
March 15, 2007